CDI Corp. Reports Second Quarter 2013 Results

PHILADELPHIA, Aug. 1, 2013 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported results for the second quarter ended June 30, 2013.

Second Quarter Highlights

  Revenue of $263.4 million, a decline of 4.0% versus the second quarter 2012
  Gross profit margin of 19.6% versus 20.2% for the second quarter 2012
  Operating and administrative expenses as a percentage of revenue of 17.6% versus 17.4% for the second quarter 2012
  Earnings per share of $0.17 in the second quarter 2013 versus $0.25 for the second quarter 2012

"While we are making good progress with the execution of our strategy to grow our focus verticals in both engineering and program staffing, our second quarter results were below last year's levels, as it is taking longer than expected to convert wins into revenues," said CDI President and CEO Paulett Eberhart. "We anticipate our new wins to convert into revenue at a progressively faster pace through the third and fourth quarters. In addition, we saw declines in non-program staffing and MRI revenue as well as lower spending by our largest client and government accounts during the second quarter."

For the second quarter 2013, the Company reported revenue of $263.4 million, a decrease of 4% versus the year-ago quarter. The Company reported second quarter 2013 operating profit of $5.2 million compared to an operating profit of $7.9 million in the prior-year second quarter. The Company reported second quarter 2013 net income of $3.4 million, or $0.17 per diluted share, versus net income of $5.0 million, or $0.25 per diluted share, in the prior-year quarter.

Business Segment Discussion

The Company's Global Engineering and Technology Solutions segment (GETS) reported second quarter revenue of $80.0 million, a decrease of 1.0% when compared to the prior-year quarter. Increased revenue in the Oil, Gas & Chemicals (OGC) and Aerospace & Industrial Equipment (AIE) verticals was offset by declines in the infrastructure and government services businesses, both reported in "Other," as well as by lower Hi-Tech revenue. Operating profit was flat at $6.0 million compared to the prior-year quarter, reflecting additional cost savings recognized during the quarter.

The Company's Professional Services Staffing segment (PSS) reported a 3.7% revenue decrease in the second quarter to $168.8 million when compared to the prior-year quarter. Revenue gains in the OGC vertical were offset by lower revenue driven by project completions and weaker non-program staffing revenue in "Other," as well as by declines in the Hi-Tech and AIE verticals. PSS operating profit fell to $3.4 million versus $5.1 million in the prior-year second quarter, driven primarily by the revenue decrease.

Management Recruiters International (MRI) second quarter revenue decreased 20.2% to $14.7 million, compared to the prior-year quarter, driven by lower income across all revenue categories. MRI's second quarter operating profit was $2.3 million compared to $2.7 million in the prior-year quarter, driven primarily by the revenue decrease.

Business Outlook

The Company anticipates revenue for the third quarter of 2013 in the range of $263 million to $273 million, compared to $279.4 million in the year-ago third quarter.

Conference Call

At 11 a.m. Eastern Time today, Paulett Eberhart, President and CEO, and Bob Larney, Executive Vice President and CFO, will host a conference call to discuss the 2013 second quarter results and business outlook. The call can be accessed live, at www.cdicorp.com.

About CDI

CDI Corp. (NYSE:CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenue), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the inability to successfully execute on our strategic plan; the termination or non-renewal of a major client contract or project; delays or reductions in government spending, including the impact of sequestration on U.S. government defense spending; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Consolidated Statements of Income:	2013	2012	2013	2012
Revenue	$263,363	$274,398	$532,829	$555,025
Cost of services	211,818	218,870	431,133	443,812
Gross profit	51,545	55,528	101,696	111,213
Operating and administrative expenses	46,303	47,664	91,541	95,960
Operating profit	5,242	7,864	10,155	15,253
Other income (expense), net	(62)	(80)	(113)	(118)
Income before income taxes	5,180	7,784	10,042	15,135
Income tax expense	1,683	2,713	3,992	6,150
Net income	3,497	5,071	6,050	8,985
Less: Income attributable to the noncontrolling interest	59	119	121	210
Net income attributable to CDI	$3,438	$4,952	$5,929	$8,775

Earnings per common share:
Basic	$0.18	$0.26	$0.31	$0.46
Diluted	$0.17	$0.25	$0.30	$0.45
Weighted-average shares outstanding - Basic	19,436	19,285	19,407	19,243
Weighted-average shares outstanding - Diluted	19,743	19,707	19,733	19,640

Selected Balance Sheet Data:			June 30, 2013	December 31, 2012
Cash and cash equivalents			$23,409	$43,652
Accounts receivable, net			230,762	223,630
Total current assets			273,753	282,345
Total assets			388,325	400,705
Total current liabilities			91,781	104,208
Total CDI shareholders' equity			279,697	278,971

			Six months ended
			June 30,
Selected Cash Flow Data:			2013	2012
Net cash used in operating activities			$12,007	$7,832
Depreciation and amortization			5,123	5,101
Capital expenditures			3,023	3,095
Dividends paid to shareholders			2,524	5,004

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Earnings and Other Financial Data:	2013	2012	2013	2012

Revenue	$263,363	$274,398	$532,829	$555,025
Gross profit	$51,545	$55,528	$101,696	$111,213
Gross profit margin	19.6%	20.2%	19.1%	20.0%
Operating and administrative expenses as a percentage of revenue	17.6%	17.4%	17.2%	17.3%
Operating profit margin	2.0%	2.9%	1.9%	2.7%
Effective income tax rate	32.5%	34.9%	39.8%	40.6%
Pre-tax return on net assets (1)	10.7%	7.4%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Segment Data:	2013	2012	2013	2012

Global Engineering and Technology Solutions ("GETS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$30,136	$27,931	$59,786	$56,195
Aerospace and Industrial Equipment ("AIE")	18,514	17,506	35,383	34,418
Hi-Tech	7,524	8,086	15,145	16,151
Other	23,777	27,239	47,674	55,273
Total revenue	$79,951	$80,762	$157,988	$162,037
Gross profit	$22,755	$23,454	$44,279	$46,701
Gross profit margin	28.5%	29.0%	28.0%	28.8%
Operating profit	$6,008	$6,021	$11,283	$11,959
Operating profit margin	7.5%	7.5%	7.1%	7.4%

Professional Services Staffing ("PSS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$27,021	$23,044	$60,363	$54,038
Aerospace and Industrial Equipment ("AIE")	19,363	21,397	38,280	41,188
Hi-Tech	71,457	76,426	143,451	150,733
Other	50,918	54,408	103,773	111,049
Total revenue	$168,759	$175,275	$345,867	$357,008
Gross profit	$21,873	$23,761	$44,143	$48,199
Gross profit margin	13.0%	13.6%	12.8%	13.5%
Operating profit	$3,394	$5,069	$7,499	$10,863
Operating profit margin	2.0%	2.9%	2.2%	3.0%

Management Recruiters International ("MRI")
Revenue:
Contract Staffing	$11,208	$14,129	$22,444	$27,810
Royalties and Franchise Fees	3,445	4,232	6,530	8,170
Total revenue	$14,653	$18,361	$28,974	$35,980
Gross profit	$6,917	$8,313	$13,274	$16,313
Gross profit margin	47.2%	45.3%	45.8%	45.3%
Operating profit	$2,250	$2,738	$4,127	$4,991
Operating profit margin	15.4%	14.9%	14.2%	13.9%

(1) Pre-tax return on net assets is calculated as earnings before income taxes for the prior 12 consecutive months divided by the average of the corresponding beginning and ending period net assets. Net assets include total assets minus total liabilities excluding cash and cash equivalents, income tax accounts and debt.

CONTACT: Vincent Webb, Vice President, Investor Relations, 215-636-1240, Vince.Webb@cdicorp.com